SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C. 20549


                            FORM 8-K

                 Pursuant to Section 13 or 15 (d) of
                the Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported): May 20, 1997

                   Commission file number 0-12172


                         Lincoln Logs Ltd.
   (Exact name of small business issuer as specified in its charter)


              New York                        14-1589242
      (State or other jurisdiction of        (I.R.S. Employer
      incorporation or organization)         Identification No.)


            Riverside Drive, Chestertown, New York 12817
              (Address of principal executive offices)

                            (518) 494-5500
                    (Issuer's telephone number)

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Item 5.   Other Events.

     On May 20, 1997 the Registrant issued an announcement that the position of Chief Executive Officer was being replaced with a new position, entitled The Office of the Chief Executive. Mr. Richard C. Farr, the current Chief Executive Officer will share the new office with three other Directors who have been appointed by the Board:
Mr. Leslie M. Apple, Mr. Samuel J. Padula and Mr. John D. Shepherd. As a group of four, The Office of the Chief Executive will discharge the responsibilities of the Chief Executive Office function.


A copy of the press release announcing this event is filed herewith as Exhibit A and is incorporated by reference.



                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                   LINCOLN LOGS LTD.


                                    /s/Richard C. Farr            _
                                   Richard C. Farr,
                                   The Office of Chief Executive



                                   Date: May 28, 1997



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Exhibit A

                         ANNOUNCEMENT


After Fiscal 1997 ended and after the Annual Report on Form 10-KSB had been filed with the Securities & Exchange Commission, Richard C. Farr, Chairman of the Board, President and Chief Executive Officer informed the Board of Directors that he wanted to put into place a plan which would enable him to resume his retirement, which he stepped away from over five years ago to become Chief Executive Officer of the Company. Having helped the Company through a very difficult period of substantial losses, to the point where the Company has had two successive years of modest profitability, Mr. Farr believes it is time to initiate phase one of his re-retirement plan. In that regard, the Board of Directors has approved the following reorganization, which is to become effective May 20, 1997:

     The position of the Chief Executive Officer, which Mr. Farr now holds will be replaced with a new position, entitled
     The Office of the Chief Executive. Mr. Farr will share that office with three other Directors who have been appointed by the Board: Mr. Leslie M. Apple; Mr. Samuel J. Padula;
     and Mr. John D. Shepherd. As a group of four, The Office of the Chief Executive will discharge the responsibilities of the Chief Executive function.

Additionally, in order to provide effective on-site management of the Company's day-to-day operations, the Board of Directors has appointed
Mr. Steven Ewing to the position of Chief Operating Officer, also to become effective May 20, 1997. Mr. Ewing will report to the Office of the Chief Executive. Those individuals who previously reported to Mr. Farr will now report to Mr. Ewing, except for Ms. Carole Hart, Secretary of the Company, who will report to The Office of the Chief Executive.


                         Lincoln Logs Ltd.